EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholder and Board of Directors
BBVA USA Bancshares, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑203391) on Form S‑3 of BBVA USA Bancshares, Inc. of our reports dated February 25, 2021, with respect to the consolidated balance sheets of BBVA USA Bancshares, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, shareholder’s equity, and cash flows for each of the years in the three‑year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of BBVA USA Bancshares, Inc.
As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of Accounting Standards Codification Topic 326, Financial Instruments – Credit Losses (ASC 326).

/s/ KPMG LLP
Birmingham, Alabama
February 25, 2021